UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:  February 9, 2017

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure.

This Form 8-K is being furnished to the SEC in satisfaction of a Delaware Court of Chancery order regarding the resolution of the petition for an award of attorneys’ fees and expenses described below.

On January 11, 2017, The Kroger Co. (“Kroger”) reached an agreement with plaintiffs relating to a Petition for an Award of Attorneys’ Fees and Expenses that was filed in the Delaware Court of Chancery on behalf of plaintiffs in three purported class actions related to Kroger’s merger with Vitacost.com, Inc., which merger was completed in August 2014.  The cases were captioned Ernst v. Vitacost, et al., Case No. 2014 CA 008318 AJ (Fla. Cir. Ct. Palm Beach Cnty., July 7, 2014); Heim v. Vitacost.com, et al., Case No. 9883-VCP (Del. Ch. Ct. July 15, 2014); and Takis P. Dionisos v. Vitacost.com, et al., Case No. 9945-VCP (Del. Ch. Ct. July 24, 2014) (collectively, the “Actions”).   Each of the Actions has been dismissed following Vitacost’s filing with the Securities and Exchange Commission of certain supplemental disclosures relating to the merger, with the Delaware Court of Chancery retaining jurisdiction over the Delaware actions solely with respect to plaintiffs’ Petition for an Award of Attorneys’ Fees and Expenses, which sought an award of $350,000 on behalf of plaintiffs in both the Delaware actions and the Florida action.  The parties have reached an agreement pursuant to which Kroger will pay $162,500 in attorneys’ fees and expenses to plaintiffs’ counsel.  On February 9, 2017, the Delaware Court of Chancery entered an order regarding the resolution of plaintiffs’ Petition for an Award of Attorneys’ Fees and Expenses, pursuant to which Kroger is providing notice to its stockholders.  The Delaware Court of Chancery has passed no judgment on the payment of the fee to plaintiffs’ counsel that will be made as a result of the parties’ agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

February 13, 2017	By:	/s/ Christine S. Wheatley
Christine S. Wheatley
Group Vice President, Secretary and General Counsel